SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 10, 2005

PDI, INC.
(Exact name of Registrant as specified in its charter)

DELAWARE	0-24249	22-2919486
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Saddle River Executive Centre
1 Route 17 South,
Saddle River, NJ 07458
(Address of principal executive office)

(201) 258-8450
Registrant’s telephone number, including area code:

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

On August 10, 2005, PDI, Inc. (the “Company”) issued a press release announcing that effective August 15, 2005, Larry Ellberger will join the management team of the Company as Executive Vice President in a newly created position of Chief Administrative Officer.  It is also expected that following a transition period, Bernard C. Boyle, the Company’s Chief Financial Officer, will retire.  Upon Mr. Boyle’s retirement, Mr. Ellberger is expected to serve as the Company’s Chief Financial Officer.  Mr. Ellberger will receive an annual base salary of $300,000 during his initial employment term with the Company through March 31, 2007 (the “Initial Term”).  Additionally, if the average price per share of the Company’s common stock equals or exceeds a certain threshold amount during the final ninety days of the Initial Term, Mr. Ellberger will be granted restricted shares of the Company’s common stock.  The number of shares granted to Mr. Ellberger, if any, will be determined by a formula based upon the average price per share of the Company’s common stock during such ninety day period.  In accepting the new role, Mr. Ellberger has resigned his position as a member of the Company’s Board of Directors, including his role as Chairperson of the Audit Committee, effective as of August 14, 2005.  A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(c)     Exhibits

          99.1                    Press Release dated August 10, 2005.

* * * * * * *

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDI, INC.

By:	/s/CHARLES T. SALDARINI

Charles T. Saldarini, Vice Chairman
and Chief Executive Officer

Date: August 16, 2005

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 10, 2005